Exhibit B.41.1
CERTIFICATE OF INCORPORATION
Stock Corporation


                             STATE OF CONNECTICUT
                            Secretary of the State


   The undersigned incorporator hereby forms a corporation under the Stock Corporation Act of the State of Connecticut:


1. The name of the corporation is Yankee Energy Financial
Services Company.


2. The nature of the business to be transacted, or the purposes to be promoted or carried out by the corporation, are as follows:


   To engage in financing activities especially for natural gas related projects.

   To engage in any lawful act or activity for which corporations may be formed under the Stock Corporation
   Act of the State of Connecticut, including, without limitation, such other business and the purposes of the corporation as described above. The enumeration of specific powers shall not be taken to limit or abridge the general powers of the corporation.


3. The designation of each class of shares, the authorized number of shares of each such class, and the par value (if any) of each share thereof, are as follows:


   The corporation has one class of 10,000 authorized shares of common stock, no par value.


4. The terms, limitations and relative rights and preferences of each class of shares and series thereof (if any), or an express grant of authority to the Board of Directors pursuant to Section 33-341, Conn. Gen. Stat., are as follows:


No shareholder shall be entitled as of right to purchase or subscribe for any unissued shares of the corporation whether now or hereafter authorized or whether of a class now existing or of a class hereafter created, or to purchase or subscribe for any bonds, certificates of indebtedness, debentures or other obligations convertible into shares of the corporation.


5. The minimum amount of stated capital with which the corporation shall commence business is $1,000.


6. Other provisions, are as follows:

   a) No director of the corporation shall be personally liable to the corporation or any of its shareholders for monetary damages for breach of duty as a director in an amount greater than the compensation received by such director for serving the corporation during the year of the violation if such breach did not (i) involve a knowing and culpable violation of law by such director; (ii) enable such director, or an Associate (as such term is defined in Section 33-347d(3) of the Stock Corporation Act of the State of Connecticut) of such director, to receive an improper personal economic gain; (iii) show a lack of good faith and a conscious disregard for the duty of such director to the corporation under circumstances in which such director was aware that his conduct or omission created an unjustifiable risk of serious injury to the corporation; (iv) constitute a sustained and unexcused pattern of inattention that amounted to an abdication of such director's duty to the corporation, or (v) create liability under Section 33-321 of the Stock Corporation Act of the State of Connecticut.

   b) Any action that may be taken by shareholders at a meeting of shareholders may be taken without a meeting of shareholders by consent, in writing, setting forth the action to be taken, signed by persons (or their authorized attorneys) holding shares representing at least that portion of the voting power of shares entitled to vote on such action as would be required to approve such action at a meeting at which all shareholders entitled to vote thereon were present;
   provided, however, that the approval of such action by consent is not prohibited by, and such consent is obtained in accordance with, the general corporate law of Connecticut in effect at the time such consent is sought.


   Dated at Meriden, Connecticut this 1st day of September, 1992, the undersigned officer of Yankee
Energy System, Inc., the incorporator, being so authorized, hereby declares on behalf of said incorporator, under the penalties of false statement, that the statements made in the foregoing certificate are true.


Yankee Energy System, Inc.,
Incorporator

By. /S/ Philip T. Ashton
Philo T/Ashton
Its President and
Chief Executive Officer




Appointment of Statutory Agent for Service
Domestic Corporation

                        Secretary of the State
                          30 Trinity Street
                          Hartford, CT 06106

Name of Corporation:

                YANKEE ENERGY FINANCIAL SERVICES COMPANY

          The above corporation appoints as its statutory agent for service, one of the following:

Name of Natural Person Who is Resident of Connecticut:


MARY J. HEALEY
                                                  Business Address

                                                  599 RESEARCH PARKWAY, MERIDEN
                                                  06450

                                                  Residence Address

                                                  99 LAUREL ROAD, NEW BRITAIN
                                                  06052


                                     AUTHORIZATION

Name of Incorporator (Print or Type)

YANKEE ENERGY SYSTEM, INC.

Signed (Incorporator)Date

/S/ Philip T. Ashton      September 1, 1992
By Philip T. Ashton





Acceptance: Name of Statutory Agent for Service

   MARY J. HEALEY
   /S/ Mary J. Healey